Exhibit 99.1

Equifax Names Scott McGregor as New Independent Director

ATLANTA, October 26, 2017 – Equifax Inc. (NYSE: EFX) today announced that Scott A. McGregor, the former Chief Executive Officer of Broadcom Corporation (NASDAQ: AVGO), has been appointed to the Board of Directors. He will also serve on the Board’s Technology Committee. The Equifax Board now consists of 11 directors, all of whom are independent.

“We are very pleased to add Scott McGregor—an exceptional leader with broad executive management experience and extensive data security, cybersecurity, information technology and risk management experience—to our Board of Directors,” said Non-Executive Chairman, Mark L. Feidler. “Scott will be an invaluable resource for the Board as it continues its focus on strengthening the Company’s data protection systems and cybersecurity defenses and rebuilding the trust of consumers, customers, shareholders and other stakeholders.”

Scott McGregor served as President and Chief Executive Officer of Broadcom, a world leader in wireless connectivity, broadband, automotive and networking infrastructure, from 2005 until the company was acquired by Avago in 2016 for $37 billion. At Broadcom, he grew the company from $2.4 billion to $8.6 billion in revenue, increasing profitability and shareholder value. Mr. McGregor joined Broadcom from Philips Semiconductor (now NXP Semiconductors) where he was President and CEO. He previously served in a range of senior management positions at Santa Cruz Operation Inc., Digital Equipment Corporation (now part of HP), Xerox PARC and Microsoft, where he was the architect and development team leader for Windows 1.0. Mr. McGregor received a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University. He currently serves on the boards of Alorica Inc., the Raspberry Pi Foundation and Society for Science and the Public.

About Equifax

Equifax is a global information solutions company that uses trusted unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 10,100 employees worldwide.

Media Contact

Marisa Salcines

Marisa.salcines@equifax.com